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                                  Exhibit 10.9
                                  ------------

                        Marketing - Promotion Agreement

                           for alcohol product sales

concluded on 21.08.00 in Zielona Gora

between:

Lubuska Wytwornia Wodek Gatunkowych "Polmos" in Zielona Gora joint-stock company, ul. Jednosci 59, 65-018 Zielona Gora hereinafter referred to as the "Seller", represented by:

1. Chairman of the Management Board - Chief Executive Officer - Ryszard Jakubiuk, M.S.

2. Member of the Management Board - Sales Manager - dr. Bogdan Slusarz

and

"CAREY AGRI INTERNATIONAL POLAND" Sp. z o.o., ul. Lubelska 13, 03-802 Warsaw hereinafter referred to as the "Purchaser", represented by:

Chairman of the Management Board - William Carey

WITH THE FOLLOWING PROVISIONS:
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                                     (S) 1

The object of this agreement, is to define the basis for collaboration of the parties in the scope of distribution and promotion of alcohol products, defined in appendix no.1.

                                     (S) 2

The Purchaser obligates to acquire orders and sell the products owned by the Seller at his own expense and on his own behalf.

                                     (S) 3

On the basis of this agreement, the Purchaser obligates to:

1) maintain in his wholesale warehouses, continuous sales of the Brands owned by the Seller.

2) offer a complete assortment of Brands, owned by the Seller, to his receivers and to involve in the promotion of the Brands.
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3)  conduct a market research and probe the market in terms of critical opinions and expectations of the consumers.

                                     (S) 4

1. For net turnover, achieved in an accounting period - a calendar month - the Purchaser will receive a commission remuneration from the Seller according to the following turnover levels:


-    between PLN 100,000 - PLN 250,000      - 1%

-    between PLN 250,001 - PLN 500,000      - 1.5%

-    between PLN 500,001 - PLN 700,000      - 2.0%

-    between PLN 700,001 - PLN 1,000,000    - 2.5%

-    above PLN 1,000,000                    - 3%


2. For achieving monthly net turnover at the level of at least PLN 3,000,000 for the entire CEDC group the Purchaser shall receive a commission remuneration in the amount of 3%.

     Calculation of the commission due to each company (Carey, MTC and PHA) will be based on the actual amount of turnover.

     Then the provisions of (S)4 par. 1 void.


                                     (S) 5

1. In order to strengthen the market position of the Brands defined in appendix no.1 point I, owned by the Seller, and to obtain increase in sales the Purchaser shall conduct marketing-promoting activities aimed at strengthening their position in retail points of sale, achieving monthly net turnover in Own Brands at the level of at least 550,000.- including Wodka Luksusowa at the level of at least PLN 400,000.-

2. For the Brands positioning on shelves in the supplied retail network the Purchaser will receive from the Seller the amount of PLN 11,000.- and additionally for marketing support for Wodka Luksusowa the amount of PLN 12,000.- constituting a compensation of costs borne by the Purchaser related with the fees for shelving space.

     If the turnover achieved exceed the amount agreed in (S)5 par. 1 the amount of the marketing fee shall be increased proportionally (i.e. if the increase in turnover exceeds e.g. 10% then the marketing fee is also going to be increased by 10%.)

3. Marketing fee is going to be settled on the basis of agreed net turnover separately for Own Brands and for Wodka Luksusowa.

4. If the net turnover of Own Brand and Wodka Luksusowa is not achieved the marketing fee shall not be paid.
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5.   The marketing fee will be transferred by the Seller after the end of each month on the basis of a VAT invoice, issued by the Purchaser, in the period of 14 days after it is received by the Seller.

6. Provisions of par. 1, 2, 3 and 4 are valid between September 1st, 2000 and December 31st, 2000.

                                     (S) 6

The Purchaser obligates to offer and sell Wodka Luksusowa to retailers for prices not lower than those defined in the manufacturer's price list and to refrain from dumping practices on the domestic market. Dumping practices may result in immediate termination of this agreement without any rights to compensation.

                                     (S) 7

As a part of sales intensification, for selected products in all alcohol strengths and volume the Seller is going to provide the Purchaser with an upfront discount on the invoice on the day of purchaser in the following amounts:

-  Wodka Luksusowa                                          - 3%

-  Pan Tadeusz, Polska Wodka, Wodka Krolewska, Gin Lubuski  - 2%

                                     (S) 8

In case of a purchaser of products against a prepayment, the Purchaser is going to provide the Seller with a discount in the amount of 3% of the complete invoice value.

                                     (S) 9

The Purchaser is going to accept full responsibility for the purchased products, obligating to settle due payments for following deliveries in the period of 65 days, after the date of invoice.

The date the due amount is received at the Sellers account is going to be treated as the date of payment.

                                     (S) 10

Full commission remuneration defined in (S) 4 of this agreement applies only to invoices paid on time.

In case of a default in the payment of dues for the purchased products in a given accounting period the Seller shall decrease the percentage of the due commission according to the following formula:


                  Period of default             Commission reduction
--------------------------------------------------------------------------------
between 1 and 10 days                                   0%
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between 11 and 15 days                                  25%
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between 16 and 21 days                                  50%
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more than 21 days                                       100%
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                                    (S) 11

Purchaser's due commission will be payable in the period of 14 days after the date of receiving a VAT invoice for monthly accounting periods, after the conditions provided in (S)(S) 4, 9, 10 are met.

                                     (S) 12

The Purchaser declares that he shall not inform other spirit product manufacturers about the provisions of this agreement. This agreement is confidential.

Informing third parties about the conditions of the collaboration may constitute a basis for agreement termination without notice.

                                     (S) 13

This agreement was concluded for indefinite time and may be terminated by each of the parties with a monthly period of notice.

In case of a gross breach of the agreement by any of the parties the agreement may be terminated immediately.

                                     (S) 14

Issues not provided for by this agreement are governed by applicable provisions of the civil code.

                                     (S) 15

Competent court in Zielona Gora shall settle all disputes resulting from this agreement.

                                     (S) 16

Any amendments and supplements of this agreement require the written form in order to be valid.

                                     (S) 17

This agreement was drafted in two identical copies, one for each of the parties.

                                     (S) 18

This agreement enters in force after September 1st, 2000.

                Seller                       Purchaser